EXHIBIT 10.2

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement") is made as of the 11th day of November, 2016 (the “Effective Date”) by and between Steadfast Asset Holdings, Inc., a California corporation ("Purchaser"), and Canyon Resort at Great Hills Limited Partnership, a Texas limited partnership, and Wakefield GP Canyon Resort at Great Hills, LLC, a Texas limited liability company (collectively and jointly and severally, "Seller"), under the following circumstances:

A.    Seller is the owner of a 256 unit apartment complex located 8701 Bluffstone Cove, Austin, Texas 78759 and known as Canyon Resort at Great Hills (the “Apartments”).

B.    Seller desires to sell, and Purchaser desires to purchase, the Apartments pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:

Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions contained in this Agreement, the "Property" (as such term is defined in Section 1.1 hereof).

ARTICLE I    INCLUSIONS IN SALE

1.1.    There shall be included in this sale all of the following (collectively, the "Property"):

1.1.1.    The real property described on Exhibit A attached hereto and made a part hereof (the "Land"), together with all rights and appurtenances pertaining thereto, including, without limitation, any and all rights of Seller in and to all oil, gas and other minerals, air and development rights, roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in profits or rights or appurtenances pertaining to the Land.

1.1.2.    The buildings and all other improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the "Improvements").

1.1.3.    All right, title and interest of the landlord in and to all leases, licenses and other occupancy agreements (collectively, the "Leases") covering space situate at or within the Land and Improvements and any claim or right to claim against a tenant or occupant (collectively, the "Tenants") under any Lease and all unapplied security deposits paid or deposited by Tenants in respect of the Leases.

1.1.4.    All of Seller's rights in and to all contractual rights with respect to the operation, maintenance, repair and improvement of the Land and Improvements, including service and maintenance agreements, construction, material and labor contracts, utility agreements and other contractual arrangements, all to the extent designated by the provisions of this Agreement (collectively, the "Contracts"); the Contracts shall not include Seller’s rights under its master agreement with Century Fire Protection Service (fire protection), any property management agreement or any contract with an affiliate of Seller, which rights will be terminated as to the Apartments as of the closing.

1.1.5.    Excluding personal property owned by Tenants, all equipment, furnishings and other tangible personal property (collectively, the "Personal Property") placed or installed on or about the Land or Improvements now or prior to "Closing" (as such term is defined in Section 7.1 hereof) and used as part of or in connection with the Land and Improvements.

1.1.6.    All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (a) licenses (excluding any and all licenses of software), and permits relating to the operation of the Property, (b) the right to use the name of the Apartments in connection with the Property, the Apartment’s website’s content and photographs, but not the website or the website’s url, and (c) marketing imagery and other marketing materials, telephone numbers, yellow page listings, all social media connections, logos and designs with respect to the Improvements (excluding any Connor Group, A Real Estate Investment Firm related imagery, copyrights, or trademarks) and (d) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with Improvements to or operation of the Property.

Included in the Property shall be any and all the foregoing items in which any affiliate of Seller has any right, title or interest, to the extent the same is used solely in connection with the Real Property unless otherwise expressly agreed to by Purchaser; it being understood and agreed that Seller shall cause such affiliate to convey the same to Purchaser at Closing.

ARTICLE II.    PURCHASE PRICE

2.1.    The purchase price (the "Purchase Price") for the Property shall be $45,350,000, payable as follows:

2.1.1.    The sum of $450,000 (the "Initial Earnest Money") shall be delivered to Heritage Title Company of Austin, Inc. (the "Escrow Agent") by Purchaser within two (2) Business Days of the Effective Date. In the event that Purchaser fails to timely deposit the Initial Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect.

2.1.2. If Purchaser does not terminate this Agreement as provided in Article III, Purchaser shall deposit an additional $450,000 (the “Additional Earnest Money” and, if and when deposited hereunder, together with the Initial Earnest Money, the “Earnest Money”) with the Escrow Agent within two Business Days of the “Inspection Period Expiration Date” as hereinafter defined.

2.1.3.    The balance of the Purchase Price, subject to adjustments as provided in Article VI or elsewhere in this Agreement, shall be deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account at a bank reasonably satisfactory to Purchaser and Seller.

ARTICLE III.    INSPECTION PERIOD

3.1.    For the period (the "Inspection Period") commencing on the date hereof and ending on December 9, 2016 (the "Inspection Period Expiration Date"), and thereafter until Closing unless this Agreement has been terminated, Purchaser shall have the right, upon forty-eight (48) hours prior notice to Seller (which may be via electronic mail, but without requirement for concurrent overnight delivery), to have performed (i) a physical, mechanical and environmental inspection of the Property as Purchaser deems necessary to determine the physical condition of the Property, and (ii) an inspection of all books and records and financial information pertaining thereto. Purchaser shall not conduct an invasive testing with Seller’s prior written approval (which may be via electronic mail, but without requirement for concurrent overnight delivery), which approval may be granted or withheld in Seller’s sole discretion. During the Inspection Period and thereafter until Closing unless this Agreement has been terminated, Seller shall cooperate with Purchaser in its inspection of the Property, including but not limited to, furnishing, to the extent such information is in Seller’s possession, to Purchaser such information, materials and documents as Purchaser may reasonably request. If Purchaser, in Purchaser's sole judgment, shall find such inspection to be unsatisfactory for any reason whatsoever or for no reason, Purchaser shall have the right, at its option, to be exercised not later than 5:00 p.m. California time on the Inspection Period Expiration Date, to elect to terminate this Agreement by written notice to Seller and the Escrow Agent, and, upon such election, all Earnest Money shall be immediately refunded to Purchaser without necessity of joint instructions under Section 13.3 hereof (provided that Seller shall not have previously delivered a notice of default under Section 12.3 hereof), and, thereupon, the parties hereto shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). If Purchaser fails to terminate this Agreement on or before the Inspection Period Expiration Date by written notice to Seller and the Escrow Agent, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.1. Purchaser agrees that it shall not unreasonably interfere with Tenants in performing its inspection.

Except to the extent arising out of the negligence or willful misconduct of Seller or Seller’s contractors, employees, representatives or agents, Purchaser shall indemnify and hold Seller harmless for any and all actual damage, cost and expense caused by Purchaser’s, or its employees’, agents’ or contractors’, activities on the Property pursuant to the inspection rights granted herein, including reasonable attorneys’ fees but expressly excluding punitive, special, consequential or incidental damages; provided, however, that Purchaser shall not be responsible for any losses or expenses resulting from the discovery of adverse information regarding the Property.

Purchaser, and its agents, representatives, and management company, shall not, during the term of this Agreement and for two (2) years after the term of this Agreement, solicit Seller's or its managing agent's personnel for employment, or discuss the terms and provisions of this Agreement with such personnel, without Seller’s prior written consent.

Purchaser shall notify Seller in writing on or prior to the expiration of the Inspection Period Expiration Date which, if any, of the Contracts Purchaser desires Seller to terminate at (and effective as of) Closing and Seller will terminate those Contracts specified in Purchaser’s notice, except Seller shall have no obligation to terminate Contracts which cannot be terminated by Seller upon thirty (30) days’ written notice of less or without the payment of a premium or penalty. Purchaser’s failure to timely delivery said notice shall be deemed Purchaser’s election to continue and assume all Service Contracts. unless Purchaser agrees to pay the same at Closing. Purchaser’s failure to timely deliver said notice shall be deemed Purchaser’s election to continue and assume all Contracts. Seller shall cooperate with Purchaser, both before and after the Closing, to obtain any approvals or consents required to assign any Contracts to Purchaser, including, without limitation, sending requests for such approvals or consents to the party or parties whose consent or approval is required. Seller’s obligations under this paragraph shall survive the Closing for a period of three (3) months. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no obligation to assume any obligation under any Contract for reimbursement of any amounts paid prior to the Closing Date upon termination of said Contract, and, if Purchaser does assume such obligation, then Seller shall indemnify Purchaser with respect thereto (except to the extent that such termination is due to an affirmative act or omission of Purchaser resulting in a default under said Contract).

3.2.    Seller shall make available to Purchaser, to the extent in Seller’s (or its affiliates’ or property manager’s) possession or control, copies of, or access to with the right to copy, the documents described on Exhibit H attached hereto within five (5) days after the Effective Date (the “Property Information”) in electronic format to the extent feasible. Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information or any other documents and information Seller may provide to Purchaser.

3.3.    Purchaser shall obtain a title commitment (the “Title Commitment”) and Purchaser shall, if Purchaser desires, have the Existing Survey updated at Purchaser’s cost. Purchaser shall have until the Inspection Period Expiration Date to examine the condition of title and the Survey and to approve or disapprove the same. If Purchaser shall disapprove the condition of title or Survey, such disapproval shall be set forth in one or more notices (each, a "Title Disapproval Notice") given to Seller not later than the Inspection Period Expiration Date stating that the condition of title to the Property, any of the terms, provisions or contents of said items and documents or contents of the Survey are disapproved by Purchaser. Notwithstanding the foregoing, Purchaser may deliver one or more additional Title Disapproval Notices after the Inspection Period Expiration Date if, at any time after the Inspection Period Expiration Date, Purchaser receives (i) an amendment to the Title Commitment previously delivered to it by the Title Company (as hereinafter defined) containing any exception not set forth in a Title Commitment previously delivered to it or (ii) a revision of the Survey containing any encumbrances or other defects not included on the previous Survey, provided that any such additional Title Disapproval Notice shall be given, if at all, within five days after Purchaser receives such amendment or revised survey. Seller shall notify Purchaser within five days of receipt of the applicable Title Disapproval Notice as to which, if any, matters Seller will attempt to cure, and Seller shall have until the date which is ten days after the date of the applicable Title Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate or agree to cure such specified items, and to furnish evidence satisfactory to Purchaser and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If such evidence is not received by Purchaser and the Title Company on or before the Title Cure Expiration Date or if at Closing there are any additional exceptions to title of which the Title Company has not theretofore provided to Purchaser (all exceptions to title set forth in any and all Title Disapproval Notices and all such additional exceptions to title are herein called "Non-Permitted Exceptions") and Seller is unable or unwilling to cure or eliminate such items, then Purchaser shall have the right to elect to terminate this Agreement within five Business Days of receipt of written notice from Seller that Seller cannot or will not cure or eliminate such items and upon such election, all Earnest Money shall be immediately refunded to Purchaser, and thereupon the parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement). Seller shall have no obligation to cure any title matters except (i) financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens, and (ii) any exceptions or encumbrances to title which are created by, under or through Seller after the date of the Title Commitment without Purchaser’s consent. “Permitted Exceptions” shall mean the specific exceptions in the Title Commitment approved or deemed approved by Purchaser; other exceptions to which Purchaser has not raised an objection as provided herein or has subsequently waived such objection in writing or been deemed to have waived such objection as provided above; real estate taxes not yet due and payable; rights of tenants (as tenants only) under the Leases; and any matters approved by Purchaser or arising by, through or under Purchaser or its or Purchaser’s contractors, employees, representatives, proposed lenders, or agents. In no event shall any Seller cure period hereunder extend beyond the date that is four (4) business days prior to the Closing Date.

3.4    Except for the representations, warranties, covenants and agreements of Seller expressly set forth in this Agreement and any document delivered by Seller at Closing, Purchaser agrees (i) that it is purchasing the Property on an “AS-IS, WHERE-IS” and “WITH ALL FAULTS” basis and based exclusively on its own investigation and examination of the Property, (ii) that neither Seller nor its employees, officers, directors, trustees, principals, agents, consultants, affiliates, parents, brokers, property managers, attorneys, contractors, and their respective successors and assigns (collectively, “Representatives”) have made, and Seller and its Representatives do not make and specifically negate and disclaim any warranty, representation, covenant, agreement or guarantee of any kind or character whether express, implied or statutory, written or oral, past, present or future, of, as to, concerning or with respect to any matter pertaining to the Property including without limitation: (a) the value of Property; (b) any income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for future development of the Property; (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair on the Property; (f) the nature, quality or condition of the Property, including, without limitation, water, water rights, soil, or geological conditions; (g) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body, including, without limitation, any applicable zoning or building requirements; (h) the nature, manner or quality of the construction or materials incorporated into the Property, including, without limitation, any latent or patent defects; (i) the design of the Property, including, without limitation, the specification of any materials or products incorporated into or used in connection with the construction of the Property; (j) compliance with any environmental, health, safety or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 CFR Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction over the Property, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing and/or as hereafter amended. (collectively, “Environmental Laws”); (k) the presence or absence of “hazardous materials” (as defined below) at, on, or under the Property or any property near or adjacent to the Property; (l) the presence or absence of any underground storage tanks on the Property or on property adjacent to or near the Property; (m) the content, completeness or accuracy of any of the Property Information (and any other documents and information given to or reviewed by Purchaser), the offering, if any, prepared by Seller’s broker, or any other materials related to Purchaser’s inspection of the Property, or any preliminary reports, title commitments, or other reports or documents regarding title to the Property; (n) the tenant occupancy level at the Property; (o) deficiency of any undershoring; (p) deficiency of any drainage; (q) the fact that all or a portion of the Property may be located in or near any flood area or zone or wetlands; (r) the existence of vested land use, zoning or building entitlements affecting the Property (Purchaser is solely responsible for obtaining any certification of occupancy or any other approval or permit necessary for transfer or occupancy of the Property); (s) the square footage of the Land or the conformity of the Improvements to any plans or specifications for the property, including any plans and specifications that may have been provided to Purchaser; and (t) any other matter relating to the Property or to the development or operation of the Property. As used herein, the term “hazardous materials” shall mean any hazardous or toxic materials, substances or wastes that are or become regulated by any federal, state or local governmental authority, including, without limitation, (i) substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in any environmental laws; (ii) any materials, substances or wastes which are toxic, ignitable, radioactive, corrosive or reactive and which are regulated by any state or local governmental authority or any agency of the United States of America; (iii) asbestos, mold, fungi, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (pcbs), and freon and other chlorofluorocarbons; and (iv) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws. Purchaser acknowledges that the Purchase Price reflects the “AS-IS,” “WHERE-IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property and Purchaser’s agreement to purchase the Property “AS-IS” is a material inducement to Seller to agree to sell the Property at the Purchase Price provided herein.

Without limiting the foregoing and subject solely to Seller’s representations, warranties, covenants and agreements expressly set forth in this Agreement and any document delivered by Seller at Closing, upon Closing, Purchaser , for itself and its agents, parents, affiliates, successors and assigns, waives its right to recover from and releases and forever discharges Seller, and its Representatives from any and all claims, demands, liabilities, losses, damages, penalties, fines, liens, judgments, costs or expenses (including without limitation attorney fees and disbursements) whatsoever (collectively “claims”) whether at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical (including without limitation, design and construction defects), environmental, health, safety, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under any environmental laws or any similar federal, state or local statute, rule or regulation (including any subsequent amendment or addition thereto and judicial interpretations thereof). Subject solely to Seller’s representations, warranties, covenants and agreements expressly set forth in this Agreement and any document delivered by Seller at Closing, Purchaser, for itself and its agents, affiliates, parents, successors and assigns upon Closing, shall be deemed to have waived, relinquished and released Seller, and its Representatives from and against any and all matters affecting the Property. The agreement of Purchaser set forth in this Section 3.4 shall be deemed to be affirmed as of the Closing and the provisions of this Section 3.4 shall survive indefinitely the Closing or earlier termination of this Agreement and shall not be merged into the deeds or other closing documents.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES

4.1.    Except, in all cases, for any fact, information or condition disclosed in the Title Commitment, the Permitted Exceptions, the Contracts, or the Property Information, or which is otherwise actually known to Purchaser prior to Closing, Seller represents to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and the Closing Date:

4.1.1.    To Seller’s knowledge, any Rent Roll provided or to be provided to Purchaser for the Property are or will be true, correct and complete in all material respects as of the dates thereof. To Seller’s knowledge, there are no persons leasing, using or occupying the Real Property or any part thereof except the tenants under the Leases or parties exercising their rights under the Permitted Exceptions or Contracts. The Property Information was prepared by or for Seller in the ordinary course of its business and are the documents used and relied upon by Seller in connection with its operation of the Property; however Seller does not and will not represent or warrant that Purchaser will be able to, or that Purchaser should be able to, operate the Property in a manner which will produce results which are the same as or similar to those reflected in the Property Information.

4.1.2.    There is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against or involving Seller or the Property.

4.1.3.    All of the Contracts which affect the Property are set forth on Exhibit C attached hereto and made a part hereof. To the best of Seller's knowledge, each of the Contracts referred to on Exhibit C are valid and in full force and effect, and no party thereto is in default thereunder.

4.1.4.    Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

4.1.5.    Seller has not received any notice of any pending or threatened condemnation or similar proceeding or pending public improvements in or adjoining the Property which will in any manner affect the Property.

4.1.6.    Seller is duly organized, validly existing and in good standing under the laws of the State of its formation. Seller has taken all limited liability company action necessary to authorize the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a valid, binding and enforceable obligation of Seller, subject to bankruptcy and other debtor relief laws and principles of equity. Each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at the Closing represents and warrants to Purchaser that he has due and proper authority to execute and deliver same. Seller has the full right, power and authority to enter into this Agreement, to sell and convey the Property to Purchaser as provided herein and to carry out its obligations hereunder, and all required consents have been obtained. The entry into this Agreement by Seller, the performance of Seller’s obligations hereunder, and the consummation by Seller of the transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of the organizational documents of Seller, any agreement or instrument to which Seller is a party or by which Seller is bound or any governmental or court order or ruling applicable to Seller or constitute a default thereunder. No other party has any right to purchase the Property, or any part thereof.

4.1.7.    The schedule of Personal Property attached hereto and made a part hereof as Exhibit D contains a correct and complete list of all Personal Property and fixtures owned by Seller and located at or used in connection with the operation of the Property. All Personal Property is, and as of the Closing will be, owned by Seller free from encumbrances or liens. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business.

4.1.8    To Seller’s knowledge, there are no uncured violations of any laws, statutes, rules, regulations or ordinances applicable to the Property or any Permitted Exceptions. Seller has received no written notice, citation or other claim alleging any violation of any law, statute, rule, regulation, ordinance or Permitted Exception that was not provided to Purchaser as part of the Property Information.

4.1.9.     Seller is not in default of the Bylaws of The Fairway at Great Hills Owners Association, Inc. (the “Association”) and does not owe any assessment or dues to Association.

Definition of Seller’s Knowledge. Any representations made “to Seller’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term “to Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate or parent of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Sherry Blanc, District Manager of Seller’s property manager having responsibility for the Property.

Except as specifically set forth in this Article IV or any document delivered by Seller at Closing, Seller has not made, or has not authorized anyone to make, any warranty or representation as to the Leases, the Contracts, any written materials delivered to Purchaser, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property.

4.2.    In order to induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller that, as of the Effective Date and the Closing Date:

4.2.1    Purchaser is duly organized and validly existing under the laws of the state of its formation.

4.2.2    Purchaser has the authority to enter into this Agreement and to perform its obligations under this Agreement. Purchaser has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid, binding and enforceable obligation of Purchaser, subject to bankruptcy and other debtor relief laws and principles of equity. The entry into this Agreement by Purchaser, and the performance of Purchaser’s obligations hereunder does not violate the organizational documents of Purchaser or any agreement to which it is a party or any governmental or court order or ruling applicable to Purchaser.

4.2.3    Purchaser is a sophisticated and experienced purchaser of multifamily apartment projects, and has participated in and is familiar with the acquisition, ownership, management, and operation of real estate projects similar to the Property. Purchaser has or will have under the terms of this Agreement adequate opportunity to complete all physical, financial, legal, environmental and regulatory investigations and examinations relating to the Property that it deems necessary, and, except for the representations, warranties, covenants and agreements of Seller expressly set forth in this Agreement and any document delivered by Seller at Closing, will acquire the same solely on the basis of such investigations and examinations and the title insurance protection afforded by the Title Policy and not on the basis of any information provided or to be provided by Seller or any Seller’s Representatives.

ARTICLE V.    OPERATIONS PRIOR TO CLOSING/CONDITIONS TO CLOSING

5.1.    Seller agrees that between the Effective Date and the Closing Date, Seller shall:

5.1.1.    Continue to lease, advertise, operate and maintain the Property in accordance with Seller’s customary practices.

5.1.2.    Pay, in the normal course of business, and, in any event, prior to Closing, sums due for work, materials or services furnished or otherwise incurred in the ownership and operation of the Property up to the Closing.

5.1.3.    Enter into new and renewal Leases in accordance with Seller’s customary practice; provided however that under no circumstance may Seller enter into any new lease for a term of less than 6 months or more than 15 months.

5.1.4.    Not permit any alteration, structural modification or additions to the Property, except in the nature of ordinary maintenance.

5.1.5.    Not enter into any new service contract that is not terminable upon 30 days or less notice without the payment of any penalty or premium.

5.1.6    Promptly (i) notify Purchaser in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the Effective Date, other than eviction or unlawful detainer actions that will be completed prior to Closing, (ii) provide to Purchaser copies of any Leases or Contracts entered into after the Effective Date in accordance with the terms of this Agreement, all default and other material notices given or received by Seller under the Leases (exclusive of customary delinquency notices given to tenants), the Contracts or the Permitted Exceptions, any notices of violation of or material matters concerning the Permitted Exceptions or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property, any written communications received by Seller from or given by Seller to any person concerning any hazardous materials, and any documents or materials received by Seller from and after the Effective Date that would have been included in Property Information if received prior to such date, and (iii) within three (3) Business Days after Seller’s receipt of request therefor, provide to Purchaser an updated Rent Roll with all information concerning the Leases updated through the date that is one (1) Business Day before the date that the updated Rent Roll is delivered to Purchaser.

5.1.7    Keep in force its current property insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Property.

5.2    Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

(i)    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(ii)    Each of representations of Seller set forth in Section 4.1 and 15.17 shall be true in all material respects as of the Closing Date;

(iii)    The Title Company is irrevocably committed to issue, upon only the condition of the payment of its scheduled premiums, the Title Policy (which shall be a Texas T-1 owner’s policy of title insurance together with a T19.1 endorsement) in the amount of the Purchase Price, subject only to the Permitted Exceptions;

(iv)    Purchaser has not elected to terminate this Agreement pursuant to Article III or any other provision of this Agreement that expressly permits Purchaser to terminate.

5.3    Without limiting any of the rights of Seller elsewhere provided for in this Agreement, Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

(i)    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered; and

(ii)    Each of the representations of Purchaser set forth in Section 4.2 shall be true in all material respects as of the Closing Date.

5.4    In the event any of the conditions set forth in Sections 5.2 or 5.3 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Sections 5.2 or 5.3. In the event this Agreement is terminated as a result of any condition set forth in Section 5.2, Purchaser, as its sole and exclusive remedy, shall be entitled to a refund of the Earnest Money. In any event, each party’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of the other party for breaches of covenants, representations and warranties of which the first party had knowledge as of the Closing.

ARTICLE VI.    CLOSING ADJUSTMENTS

6.1.    The following are to be prorated or adjusted (as appropriate), if feasible, at the Closing, as of 11:59 P.M. on the day immediately preceding the Closing (the "Adjustment Date"):

6.1.1.    All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date or otherwise from the Property or any portion thereof shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller or otherwise credited to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before the Closing Date. Seller may pursue collection as to any rent not collected by Purchaser within 6 months following the Closing Date provided that Seller shall have no right to pursue collection efforts against any tenant while in occupancy of an apartment at the Property. In the event that any tenant pays its rent via an ACH or other automatic debit system, Seller shall cancel such automatic payments at Closing; provided, however, in the event that an automatic rent payment is erroneously forwarded to Seller after Closing, Seller, shall remit such payment to Purchaser in accordance with Section 6.2. For purposes of this Section 6.1.1, the terms "rent" and “income” excludes application fees, administrative fees, non-refundable deposits, non-sufficient funds fees, late fees, resident property damage fees to the extent repairs have been completed, credit-card/online payment fees, clubhouse rental (for usage prior to Closing) or other non-rental related Tenant charges related to periods prior to Closing and not customarily prorated in similar transactions; provided however that Tenant utility reimbursements shall be treated as income, and amounts received after Closing to be applied to amounts due to Seller for any unpaid period prior to Closing (not to exceed 60 days).

6.1.2.    Real estate taxes and assessments (“Taxes”), including penalties and interest, shall be prorated as follows: Seller shall pay all Taxes which became due and payable prior to the Closing and a prorata share of the Taxes becoming due and payable after the Closing based on the Taxes which are a lien for the year of the Closing, even if such Taxes and assessments are not yet due and payable. All prorations shall be based upon the most recent available tax rates, assessments and valuations.

6.1.3.    Electric, gas, water and sewer charges on the basis of the most recent bills available, but if there are meters on the Property, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the Adjustment Date, or if not so obtainable, to a date not more than 15 days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

6.1.4.    Amounts paid or payable in respect of any Contracts assigned to Purchaser pursuant to the "Bill of Sale and Assignment" (as such term is defined in Section 8.1.2 hereof).

6.1.5.    Purchaser shall receive a credit against the cash portion of the Purchase Price in an amount equal to all unapplied Tenant security deposits and accrued interest which Seller has received from Tenants.

6.1.6.    Any leasing commissions with respect to the Leases shall be the sole responsibility of Seller, and shall be paid or discharged fully at or prior to Closing.

6.1.7.    Seller shall make all units at the Apartments which are vacant seven (7) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller’s past practices (the “Rent Ready Condition”). If any such vacant unit is not in Rent Ready Condition prior to the Closing Date, Purchaser shall receive a credit at Closing in an amount equal to $750.00 per unit that is not in Rent Ready Condition. Purchaser is required to inspect any such vacant unit at least two (2) Business Days prior to the Closing Date.

Except as set forth in this Agreement, the customs of the county in which the Property is located shall govern prorations. The provisions of this Section 6.1 shall survive the Closing.

6.2.    If final prorations cannot be made at Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but no later than 120 days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Upon request, Seller shall be provided reasonably satisfactory documentation (such as invoices or receipts) to confirm the final prorations.

ARTICLE VII.     CLOSING

7.1.    The closing of the transaction which is the subject of this Agreement (the "Closing") shall occur on December 29, 2016 or such earlier date as is requested by Purchaser upon not less than ten days prior written notice (the "Closing Date"). If the Closing is not completed by 3:00 p.m. Eastern Standard Time on the Closing Date, Seller shall have the option to (i) post pone the Closing Date to the next business day or (ii) receive a credit from Purchaser for any additional interest charges incurred by Seller due to the failure of the Closing to be completed by 3:00 p.m. Eastern Standard Time. The Closing shall occur on the Closing Date, unless the Closing Date falls on a Monday and in which case the Closing shall occur on the next Business Day, through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent.

ARTICLE VIII.    CLOSING DOCUMENTS

8.1.    At the Closing, Seller shall cause to be delivered to Purchaser the following documents and instruments, and any other items specified in this Agreement, duly executed and acknowledged, in recordable form where applicable, and dated as of the Closing Date:

8.1.1.    A special or limited warranty deed (the "Deed") in the form of Exhibit E attached hereto and made a part hereof.

8.1.2.    A bill of sale and assignment of leases and contracts (the "Bill of Sale and Assignment ") in the form of Exhibit F attached hereto and made a part hereof.

8.1.3.    A certificate in the form of Exhibit G attached hereto and made a part hereof (the "FIRPTA Certificate").

8.1.4.    All keys and combinations to all locks on the Improvements which are in Seller’s possession.

8.1.5.    To the extent in Seller’s possession, all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, purchase orders, brochures, marketing materials, advertisements, Tenant lease files, and other files and records in the possession of Seller and its managing agent and utilized in connection with the operation and maintenance of the Land and Improvements.

8.1.6.    Affidavits and certificates as to facts within the knowledge of Seller relevant to the determination by the Title Company as to the condition of title or the due performance by Seller of its obligations under this Agreement, and in all events to the extent required by the Title Company for it to issue the Title Policy without taking exception to the so-called "gap" exclusion or any mechanics liens and with the T-19.1 endorsement.

8.1.7.    A Seller’s Closing Statement to be prepared by the Escrow Agent and agreed upon by Seller.

8.1.8.    An updated Rent Roll, in the same form and with the same categories of information as on the initial Rent Roll, with all information concerning the Leases updated through the Adjustment Date.

8.1.9.    Notices to the tenants under all Leases of the occurrence of the sale of the Property in the form of attached Exhibit I, as may be modified at the reasonable request of Purchaser to conform to the requirements of applicable law.

8.1.10.    Any other instruments specifically referred to in this Agreement.

8.1.11. Seller shall provide Buyer with: (1) an Assignment of its rights as the Member of the Association; and (2) resignations for the current directors and officers of the Association (which shall include a total release of each of the current directors and officers of the Association in connection with the Property.

8.2.    At the Closing, Purchaser or its assignee shall cause to be delivered to the Escrow Agent the following documents and instruments:

8.2.1.    Funds payable to the Escrow Agent representing the cash payment due in accordance with Section 2.1.3 hereof and any other sums payable by Purchaser at the Closing under any provisions of this Agreement (subject to the credits, prorations and other adjustments required under this Agreement).

8.2.2.    Purchaser’s counterpart to the Bill of Sale and Assignment.

8.2.3.    Evidence reasonably acceptable to the Title Company authorizing the consummation by Purchaser of the transaction which is the subject of this Agreement and the execution and delivery of documents on behalf of Purchaser.

8.2.4.    A Purchaser’s Closing Statement to be prepared by the Escrow Agent and agreed upon by Purchaser.

8.2.5.    Any other instruments specifically referred to in this Agreement.

8.3.    At the Closing, Seller and Purchaser shall cause to be delivered such other instruments and documents as may be required by law in order to complete the Closing of the transaction which is the subject of this Agreement.

8.4.    As a simultaneous condition to Purchaser's obligations at the Closing, possession of the Property, in accordance with this Agreement, shall be delivered to Purchaser.

8.5.    Upon written request by Seller and for good cause shown by Seller, Purchaser shall act in good faith to provide Seller with copies of files and records, in its possession, with respect to pre-closing information. Unless Purchaser’s costs are de minimis, Seller shall reimburse Purchaser for providing Seller with copies of files and records.

ARTICLE IX.    COSTS

Seller shall pay the cost of (i) all transfer taxes, stamp taxes, deed taxes or similar impositions payable in connection with the transaction which is the subject of this Agreement, (ii) all expenses charged by the Escrow Agent for sending wire transfers with respect to sums to be paid by Seller pursuant to this Agreement and/or at the request of Seller, (iii) the base cost of the Title Policy, and (iv) one-half of the Escrow Agent's fees as escrow agent. Purchaser shall pay the cost of (i) the Title Commitment, the cost of all endorsements to the Title Policy (including the T 19.1 endorsement) and the Survey, (ii) all expenses charged by the Escrow Agent for sending wire transfers with respect to sums to be paid by Purchaser pursuant to this Agreement and/or at the request of Purchaser, and (iii) one-half of the Escrow Agent's fees as escrow agent. All other escrow and closing costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of similar property in the county in which the Property is located; provided, however, that each party shall pay its own attorneys' fees.

ARTICLE X.    COMMISSIONS

Seller shall pay the brokerage commission due to CBRE ("Broker") in accordance with the terms of a separate agreement, and Seller shall indemnify and hold Purchaser harmless from any and all real estate commissions, claims for such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees (collectively, "Claims") arising out of contracts executed by or activities engaged in by Seller. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement. Purchaser shall indemnify and hold Seller harmless from any and all Claims arising out of contracts executed by or activities engaged in by Purchaser, except for any commissions payable to or Claims made by the Broker which shall be paid by Seller. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.

ARTICLE XI.    RISK OF LOSS

11.1.    The risk of loss or damage to the Property by fire, earthquake, or other casualty shall be borne by Seller. If damage, loss or destruction of the Property or any part thereof, by fire, earthquake, or other casualty, occurs prior to the Closing, Seller shall promptly notify Purchaser of such damage, loss or destruction.

11.2.    If the Property is damaged by fire, earthquake, or other casualty, and the damage, loss or destruction shall cost less than $750,000.00 to repair, based upon the determination of a contractor acceptable to Seller and Purchaser, which shall not be unreasonably withheld or delayed (“Acceptable Contractor”), then Purchaser shall close the purchase of the Property with a credit against the cash portion of the Purchase Price in an amount equal to the cost of repairing such damage as so determined together with an assignment of Seller's rights to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property; provided, however, Purchaser shall have the right to elect to terminate this Agreement if, as a result of such damage by fire, earthquake, or other casualty, (i) the Property may not, as a matter of applicable law, be rebuilt as it currently exists, or (ii) access to the Property from a publicly dedicated street is prevented, and if Purchaser so elects, the Earnest Money shall be immediately refunded to Purchaser, and thereupon, this Agreement shall be terminated and the parties hereto shall be relieved of all further obligations and liability under this Agreement, other than those that are expressly stated to survive the termination of this Agreement.

11.3.    If the Property is damaged by fire, earthquake, or other casualty and the damage, loss or destruction shall cost $750,000.00 or more to repair, based upon the determination of an Acceptable Contractor, then Seller shall, promptly after Purchaser's request therefor, deliver to Purchaser a copy of each of the applicable insurance policies covering such fire, earthquake, or other casualty, and Purchaser shall, at its option, elect one of the following:

11.3.1.    To terminate this Agreement, in which event, the Earnest Money shall be immediately refunded to Purchaser, and thereupon, this Agreement shall be terminated, and the parties hereto shall be relieved of all further obligations and liability under this Agreement (other than those that are expressly stated to survive the termination of this Agreement); or

11.3.2.    To proceed with the Closing and receive (i) a credit against the cash balance of the Purchase Price payable at Closing to the extent of payments received by or on behalf of Seller prior to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property, (ii) an assignment of Seller's rights to any payments which may be payable subsequent to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property, (iii) an assignment of Seller's rights to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property, and (iv) a credit against the cash balance of the Purchase Price payable at the Closing in an amount equal to the aggregate amount of the deductibles with respect to all such insurance policies.

If Purchaser elects to exercise the option set forth in Section 11.3.2 hereof, then pending the Closing, Purchaser and Seller shall cooperate to adjust, compromise and settle with the insurance company(s) with respect to the insurance policies.

11.4.    If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to all or any portion of the Property, Seller shall promptly notify. If such action shall affect a material portion of the Land or Improvements, and the same is not dismissed in a final determination for which all appeal periods have passed on or before ten (10) days prior to the Closing Date set forth in this Agreement, then Purchaser shall be entitled to terminate this Agreement in which event, the provisions of Section 11.3.1 hereof shall be applicable. For purposes of this Section 11.4, “material” shall mean the value of the Property to be taken is more than $750,000.00, or such taking would materially affect access to the Property or the legal conforming status of the Property with applicable zoning laws (including as to parking).

ARTICLE XII. REMEDIES FOR DEFAULT

12.1.    Seller’s covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending one year after the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty shall be limited to claims in excess of an aggregate amount of $10,000, and Seller shall be liable only to the extent that such aggregate amount exceeds such figure. Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties shall not exceed $1,000,000. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for consequential, punitive and/or exemplary damages of any nature whatsoever except due to fraud or gross negligence, or for any matters actually known by Purchaser prior to the Closing. Purchaser shall provide written notice to Seller of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional 30 days (for a total of 60 days), so long as such cure has been commenced within such 30 days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, provided that any claim or action at law for actual damages brought after Closing based upon a misrepresentation or a breach of a covenant, indemnity, warranty or representation under this Agreement shall be actionable or enforceable if and only if notice of such claim is given to Seller within 60 days following the expiration of the Limitation Period. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 12.1(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article VI. The provision of this Section 12.1(a) shall survive indefinitely the Closing or earlier termination of this Agreement and shall not be merged into the Deed or other closing documents.

12.2    If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement or otherwise materially breaches its covenants, indemnities, warranties and representations contained in this Agreement (and such breach is actually known to Purchaser prior to Closing), and such default or material breach shall continue uncured following the fifth day after written notice thereof is given to Seller by Purchaser (except that no notice or cure period shall apply to Seller’s obligation to deliver the documents required under Section 8.1 on or prior to the scheduled Closing Date or otherwise authorize Closing upon satisfaction of the conditions in Section 5.3), Purchaser’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to (i) the return by the Escrow Agent to Purchaser of the Earnest Money, and (ii) recovery from Seller of Purchaser’s actual and reasonable out-of-pocket costs and expenses incurred in connection with entering into this Agreement and attempting to purchase the Property, including without limitation, due diligence inspections performed by Purchaser and its consultants, up to a maximum amount of $75,000.00 in the aggregate plus, if and only if such default is the result of Seller’s intentional breach of this Agreement, any actual non-refundable rate lock, spread lock or similar deposit or purchase price of any rate cap or swap made by Purchaser not earlier than five (5) Business Days prior to the then scheduled Closing Date (but only if the breach or other default occurs or is first discovered by Purchaser after Purchaser has posted any such deposit or purchased such cap/swap); and after Purchaser has recovered all the foregoing neither party shall have any further rights or obligations except for Purchaser’s indemnity obligations hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date; provided however, that if the equitable remedy of specific performance is not available due to any intentional action or inaction by or on behalf of Seller or any agent or affiliate thereof, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed $1,000,000.00. Purchaser waives any other rights or remedies with respect to any breach or default actually known to Purchaser prior to Closing. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with the filing of a suit for specific performance.

12.3.    Purchaser recognizes that if the purchase and sale which is the subject of this Agreement is not consummated because of Purchaser's default, Seller shall be entitled to compensation as a result thereof. Seller and Purchaser acknowledge that it is extremely difficult and impractical to ascertain the extent of the detriment, and to avoid this problem, Seller and Purchaser agree that if the purchase and sale which is the subject of this Agreement is not consummated solely as a result of Purchaser's default under this Agreement, which default continues uncured following the fifth day after written notice thereof is given to Purchaser by Seller (except that no notice or cure period shall apply to Purchaser’s obligation to deliver the documents and amounts required under Section 8.2 on or prior to the scheduled Closing Date or otherwise authorize Closing upon satisfaction of the conditions in Section 5.2), Seller shall recover from the Escrow Agent the Earnest Money as liquidated damages, which amount represents a bona fide good faith estimate of damages that Seller would suffer in such event. Upon Seller's receipt of the Earnest Money, this Agreement shall be terminated and thereupon the parties shall have no further obligations one to the other under this Agreement. In the event of Seller’s election to recover the Earnest Money, the parties agree that the sum stated above as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled, as a result of Purchaser's default under this Agreement, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser's default under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be liable for consequential, punitive and/or exemplary damages of any nature whatsoever except due to fraud or gross negligence.

ARTICLE XIII.    ESCROW

13.1.    The parties hereto have mutually requested that the Escrow Agent act as escrow agent for the purpose of holding the Earnest Money in accordance with the terms of this Agreement.

13.2.    The Earnest Money shall be deposited by the Escrow Agent in an interest bearing account approved by Purchaser.

13.3.    The Earnest Money shall be released or delivered to the party entitled thereto pursuant to this Agreement with reasonable promptness after the Escrow Agent shall have received notice from Seller and Purchaser (except as provided in Section 3.1 above) authorizing release of the Earnest Money or the occurrence of the Closing, at which time the Earnest Money shall be paid to Seller and applied to the Purchase Price.

13.4.    (a)    The Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.

(b)    The Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Escrow Agent harmless and indemnify the Escrow Agent from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Escrow Agent's negligence or willful misconduct.

(c)    It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Escrow Agent, or if the Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, the Escrow Agent may deposit the Earnest Money with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Escrow Agent and shall reimburse the Escrow Agent on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation. Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Escrow Agent pursuant to this Section 13.4, provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party.

(d)    In taking or omitting to take any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall the Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel.

13.5.    Upon the satisfaction of the mutual obligations of the parties hereunder, the Escrow Agent shall promptly submit for recording or filing, as applicable, all appropriate instruments delivered to it at the Closing.

13.6.    The Escrow Agent shall have no right or obligation to approve any amendment to this Agreement unless such amendment purports to affect the Escrow Agent's rights or obligations hereunder.

13.7.    The Escrow Agent hereby agrees to serve as the "real estate reporting person" (as such term is defined in Section 6045(e) of the Code). This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby as well as the name and address of the Escrow Agent appear in Section 14.1 hereof, and Seller, Purchaser and the Escrow Agent agree to retain a copy of this Agreement for a period of four years following the end of the calendar year in which the Closing occurs. The provisions of this Section shall survive the Closing.

ARTICLE XIV.    NOTICES

14.1.    Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been properly given and shall be deemed effective upon being (i) personally delivered, or (ii) delivered to an overnight delivery service with receipt for delivery, or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, or (iv) transmitted by facsimile or email, provided that such facsimile or email transmission is confirmed within one Business Day thereafter in the manner set forth in either clause (i), (ii) or (iii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof. Personal delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

IF TO PURCHASER:	Steadfast Asset Holdings, Inc.
18100 Von Karman Ave., Suite 500
Irvine, CA 92612
Attn: Ana Marie del Rio, Esq.
E-mail: AnaMarie.delRio@steadfastco.com
Telephone No.: (949) 852-0700
Facsimile No.:

with a copy to be given simultaneously to:
Garrett DeFrenza Stiepel Ryder LLP
3200 Bristol Street, Suite 850
Costa Mesa, CA 92626-1808
Attn: Marcello F. De Frenza
Phone No.: 714.384.4302
Fax: 714.384.4320
Email: mdefrenza@gdsrlaw.com

IF TO SELLER:
Canyon Resort at Great Hills Limited Partnership, LLC
10510 Springboro Pike
Miamisburg, Ohio 45342
Attn: Chris Mullins and Sam Dowse
Phone No.: 937-424-3095
Facsimile No.: 937-434-6215
Email: cmullins@connorgroup.com and
sdowse@connorgroup.com

Wakefield GP Canyon Resort at Great Hills, LLC
10510 Springboro Pike
Miamisburg, Ohio 45342
Attn: Chris Mullins and Sam Dowse
Phone No.: 937-424-3095
Facsimile No.: 937-434-6215
Email: cmullins@connorgroup.com and
sdowse@connorgroup.com

IF TO THE ESCROW AGENT OR THE TITLE COMPANY:

Heritage Title Company of Austin, Inc.
Attn: John P. Bruce, Senior Vice President - Commercial Escrow
401 Congress, Suite 1500
Austin, Texas 78701
Phone No.: 512-505-5012
Facsimile No.: 512-380-8812
Email: jbruce@heritage-title.com

ARTICLE XV.        MISCELLANEOUS

15.1.    This Agreement and the Exhibits attached hereto contain the entire agreement between the parties with respect to the subject matter hereof, and no promise, representation, warranty or covenant not included in this Agreement or such Exhibits has been or is relied upon by either party. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the matters herein contained and is the complete and exclusive statement of the terms thereof, notwithstanding any representation or statement to the contrary heretofore made.

15.2.    This Agreement cannot be changed, modified, discharged or terminated by any oral agreement or any other agreement and there cannot be any waiver of the warranties, representations and covenants expressly contained in this Agreement unless the same is in writing and signed by the party against whom enforcement of the change, modification, discharge, termination or waiver is sought.

15.3.    The Article and Exhibit headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part hereof.

15.4.    This Agreement shall be binding on, and the benefits hereof shall inure to, the successors and assigns of the parties hereto.

15.5.    If any term or provision of this Agreement, or any part of such term or provision, or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid and unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.6.    All Exhibits which are attached to this Agreement are part of this Agreement and are incorporated herein by reference.

15.7.    The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their successors and assigns and shall not give rise to any rights by or on behalf of anyone other than such parties.

15.8.    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

15.9.    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Electronic, digital, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.

15.10.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NEITHER PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

15.11.    If any litigation arises under this Agreement, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to recover, as a part of its judgment, reasonable attorneys' and paralegals' fees, court costs and expert witness fees. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

15.12.    Purchaser shall have the right to assign this Agreement to an entity controlling, controlled by or under common control with Purchaser or Steadfast Apartment REIT III, Inc. In the event of any such assignment, Seller agrees to execute any documents specified by Purchaser to or in the name of Purchaser's assignee and agrees that all surviving representations and warranties of Seller hereunder shall be deemed to run in favor of, and be enforceable by said assignee as if it were the Purchaser hereunder. The provisions of this Section shall survive the Closing.

15.13.    The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either Seller or Purchaser to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. Seller and Purchaser shall be legally bound with respect to the purchase and sale of the Property pursuant to the provisions of this Agreement or otherwise only if and when Seller and Purchaser have negotiated all of the provisions of this Agreement in a manner acceptable to Seller and Purchaser in their respective sole discretion, including, without limitation, all of the Exhibits hereto, and each of Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement signed by it.

15.14.    Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction which is the subject of this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Purchaser and Seller. The provisions of this Section shall survive the Closing.

15.15.    If the date for performance of any act pursuant to this Agreement is not a Business Day, then such act shall be performed on the next succeeding Business Day. The term "Business Days" shall mean all days, except Saturdays, Sundays and all days observed by the Federal Government as legal holidays.

15.16.    Seller hereunder desires to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder ("1031 Exchange"), fee title in the Property. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the scheduled Closing Date. Purchaser hereby agrees to reasonably cooperate with Seller in the 1031 Exchange without any cost, expense or liability to Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; provided, however that Purchaser shall not be required to undertake any liability or obligation and provided further that such 1031 Exchange does not extend the Closing Date or be a condition to Closing. As part of such 1031 Exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire any other property or interests as part of such 1031 Exchange. Seller shall indemnify and hold Purchaser harmless and defend Purchaser from any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs) of any kind and nature in connection with such 1031 Exchange for benefit of Seller or Purchaser's cooperation with Seller to accomplish such 1031 Exchange. Nothing herein shall release Seller of any of the obligations or liabilities under this Agreement. The terms of this Section shall survive Closing or any earlier termination of this Agreement indefinitely.

15.17.    Seller and Purchaser (each, a “Representing Party”) each represents and warrants to the other (i) that neither the Representing Party nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the term of this Agreement the Representing Party shall comply with the Executive Order and with the Money Laundering Act.

15.18    If Seller consists of more than one party, each shall be jointly and severally liable to perform the obligations of Seller under this Agreement.

ARTICLE XVI.    CONFIDENTIALITY

The Property Information and all other information, other than matters of public record or matters generally known or available to the public, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential prior to Closing, and will not be disclosed to anyone prior to Closing other than on a need-to-know basis and to Purchaser's consultants who agree to maintain the confidentiality of such information, and will be returned to Seller or destroyed by Purchaser if the Closing does not occur. Purchaser and Seller, for themselves and their respective affiliates, lenders, employees and agents agree not to disclose the terms of this Agreement to any third party except as provided in the previous sentence, provided, however, that upon Closing Seller or Purchaser may disclose such details as are of public record as a result of the sale of the Property. The confidentiality and other provisions of this Article shall not apply to any disclosures made as required by law, by court order, or in connection with any subpoena served upon Purchaser or any other person. Notwithstanding anything herein to the contrary, Seller hereby acknowledges and agrees that Purchaser and Purchaser’s representatives or lenders may communicate with any governmental authority or quasi-governmental authority for the purpose of gathering information in connection with the Property or the Seller, or the transaction contemplated by this Agreement. Provided, however, Purchaser will not request for any governmental authority or quasi-governmental authority to inspect the Property. Furthermore, if Purchaser believes that there is a violation at the Property, Purchaser will allow the Seller the opportunity to address the violation and will not inform any government authority or quasi-governmental authority of said violation.

ARTICLE XVII.    RECORD ACCESS AND RETENTION.

Seller shall promptly provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or shall provide Purchaser reasonable access to, such factual information and historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property and operating statements (provided that such income and balance sheet data and operating statements shall only be provided by Seller directly to Purchaser’s auditors, Ernst and Young, pursuant to an obligation not to disclose to Purchaser or to any other third-party), as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years.  Purchaser shall be responsible for all out-of-pocket costs, including Seller’s costs, associated with this audit.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit.  Without limiting the foregoing, Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority.  Seller’s obligation to maintain its records for use under this Section shall be an on-going condition to Purchaser’s obligation to Close, and Seller shall maintain its records for use under this Section for a period of not less than two (2) years after the Closing Date.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date set forth above.

PURCHASER:

STEADFAST ASSET HOLDINGS, INC., a California corporation

By:    /s/ Dinesh Davar________________
Name: Dinesh Davar__________________
Title: Chief Financial Officer___________

SELLER:

CANYON RESORT AT GREAT HILLS
LIMITED PARTNERSHIP, LP,
a Texas limited partnership

By:    Fund XI GP Canyon Resort
at Great Hills, LLC,
a Texas limited liability company, its
general partner

By:    /s/ Lawrence S. Connor___________
Lawrence S. Connor, President

WAKEFIELD GP CANYON RESORT
AT GREAT HILLS, LLC,
a Texas limited liability company

By:    /s/ Chris Mullins________________
Chris Mullins, Vice President
With Respect Only to Article XIII -
Consented and Agreed to:
Heritage Title Company of Austin, Inc.

By:    /s/ Debbie Lopez for John Bruce______
Name: John Bruce
Title: Senior Vice President - Commercial Escrow

EXHIBIT A

LEGAL DESCRIPTION

All of Gables Bluffstone Condominiums, a condominium project in Travis County, Texas, according to the Declaration of Condominium and the attached plats and exhibits recorded in Volume 13014, Page 521 of the Real Property Records of Travis County, Texas.

EXHIBIT B

[Rent Roll]

[INTENTIONALLY OMITTED]

EXHIBIT C

[Schedule of Contracts]
Master Agreements:

Seller’s rights under its master agreement with Century Fire Protection Service (fire protection) will be terminated as to the Apartments as of the Closing Date.

Seller’s Management Agreement with The Connor Group, A Real Estate Investment Firm, LLC

Seller’s Service Agreement with First Billing Services, LLC.

Contracts:

AT&T – MDU Marketing Agreement
Complete Landscapes – Grounds Maintenance Agreement
First Billing Services – Utility Billing Agreement
Terminix – Pest Control Agreement
Time Warner Cable – Service Agreement

Month to Month or Services not under contract:

N/A

EXHIBIT D

[Personal Property.]

Community Name: **Canyon Resort**

Inventory of: Maintenance Shop

Quantity	Description	Serial No.
1	6 foot A-frame ladder	N/A
1	Eight-foot A-frame ladder	N/A
1	12 foot A-frame ladder	N/A
1	16 foot extension ladder	N/A
1	Appliance handtruck	N/A
1	Small green handtruck	N/A
1	16 gallon wet vac	181773
1	2.5 gallon wet vac	N/A - OLD
3	5 gallon steel gas can	N/A
1	1 gallon steel gas can	N/A
1	E air blower	PB-250LN
1	Air compressor	947282
1	key machine	5A55CXKDY
1	6 foot square valve	N/A
1	Carpet cleaner machine	Namco 10154
1	Basic Painting supplies	N/A
1	Basic cleaning supplies	N/A
2	Portable air conditioning units	C120200740
2	Portable heater - Black Honeywell	N/A
1	Floor fan shop vac	3704
2	Humidifier	3275682181
1	Recovery machine HVAC	5R15291
1	Vaccum pump	K07553461
1	Recovery tank r-22	N/A
1	Recovery tank 410A HVAC	N/A
1	HVAC gauges r-22	N/A
1	Nitrogen tank	N/A
2	Easy go golf cart for the office	1591452
2	Yamaha golf car maintenance	JW1-F4236
1	Club car golf cart maintenance	US271008

Inventory of: Clubhouse

Quantity	Description	Serial No.

Community Name: Canyon Resort

2	Candle Holders	N/A
1	Entry Table	N/A
2	Chandeliers	N/A
4	Lamps	N/A
4	Canisters	N/A
1	Candy Jar	N/A
9	Paintings	N/A
8	Fake Trees/Floral Arrangements	N/A
1	Sparkletts Water Dispenser	WA09F06691
1	Trash Can	N/A
1	Park coffee Machine	NA
1	Keurig Packet Display	N/A
1	Refreshment Table	N/A
1	Kitchen Phone - Meridian	NT8B20AF-03
1	Refridgerator - Black Whirlpool	VS23998513
1	Dishwasher - Black Whirlpool	F31231915
1	Microwave - Black Whirlpool	N/A
1	Ice Machine - Off White Whirlpool	EG4110378
2	Candle Holders	N/A
2	Mirrors	N/A
1	Dining Room Table	N/A
4	Dining Room Chairs	N/A
17	Decorations	N/A
1	Storage Dresser	N/A
1	TV - Phillips 36"	BZ3A0720110687
1	TV Armoire	N/A
1	DVD Holder	N/A
220	DVDs	N/A
1	Couch	N/A
2	Upholstered Chairs	N/A
2	Leather Chairs	N/A
1	Area Rug	N/A
6	Pillows	N/A
3	Side Tables	N/A
3	Storage Ottomans	N/A
1	Table	N/A

Community Name: **Canyon Resort**

4	Books	N/A

Inventory of: Decoration stuffs

Quantity	Description	Serial No.
	Fake Flowers	N/A
3	Flower Holders	N/A
4	Coffee Cups	N/A
4	Plates	N/A
6	Frames	N/A
10	Decorations	N/A
2	Bowls	N/A
6	Towels	N/A
1	Shower Curtain	N/A
1	Soap	N/A
2	Wooden Hangers	N/A
3	Laundry Baskets	N/A

Inventory of: Office

Quantity	Description	Serial No.
7	Paintings	N/A
1	Non L Shaped Desk (Mgr)	N/A
2	L Shaped Desks	N/A
6	Orange Fabric Guest Chairs	N/A
2	Leather/Whicker Chairs	N/A
3	Office Rolling Chairs	N/A
3	Desk Floor Mats	N/A
1	Mgr Computer Tower -Lenovo	MJ005J25
1	Mgr Monitor - Asus	DBLMQS037970
1	Mgr Keyboard - Lenovo	8S0C4814390411617
1	Mgr Mouse - Lenovo	8S0B5850990411617
1	Mgr Printer - HP: Laserjet P2015	CNB1R39289
1	Leasing Computer Tower - Lenovo	MJ005KC2
1	Leasing Monitor - ASUS	DBLMQS037980
1	Leasing Keyboard - Lenovo	8S0C4814319531619
1	Leasing Mouse - Lenovo	8S0B5850919531619
1	Asst Mgr Computer Tower - Lenovo	MJ00KD3

Community Name: **Canyon Resort**

1	Asst Mgr Monitor - ASUS	DALMQS037980
1	Asst Mgr Keyboard - Lenovo	4418952
1	Asst Mgr Mouse - Lenovo	4418952
1	Asst Mgr Printer ~~Lenovo~~ **HP1102W***	VNB4K81531
3	Pull Out File Holders	N/A
5	Hole Punchers	N/A
1	Alliance Binder	N/A
2	Brown Wire Lamps	N/A
1	Orange Lamp	N/A
2	Green Chair Pillows	N/A
2	Blue and Orange Chair Pillows	N/A
1	Mgr Desk Phone - Meridian	NNTM040AGA5Q
1	Leasing Desk Phone - Meridian	NNTM040AGA6F
1	Asst Mgr Desk Phone - Meridian	NNTM040AGA4X
2	Dry Erase Board	N/A
4	Trash Cans	N/A
1	Dog Treat Container	N/A
1	Keybox/organizer	N/A

Inventory of: Fitness Center

Quantity	Description	Serial No.
1	Paper Towel Rack	N/A
1	Wet Wipe Dispenser	N/A
1	Free Weight Rack	N/A
2	10 Lb Rubber Encased TKO Dumbbells	N/A
2	15 Lb Rubber Encased TKO Dumbbells	N/A
2	20 Lb Rubber Encased TKO Dumbbells	N/A
2	25 Lb Rubber Encased TKO Dumbbells	N/A
2	30 Lb Rubber Encased TKO Dumbbells	N/A
2	35 Lb Rubber Encased TKO Dumbbells	N/A
2	40 Lb Rubber Encased TKO Dumbbells	N/A
2	45 Lb Rubber Encased TKO Dumbbells	N/A
2	50 Lb Rubber Encased TKO Dumbbells	N/A
1	Mini Fridge	N/A
1	Gym Towel Shelf	N/A

Community Name: **Canyon Resort**

1	Trash Can	N/A
2	Yoga Balls	N/A
1	PreCor Treadmill with Cardio Theater TV Screen	AA25H03060033
1	PreCor Treadmill with Cardio Theater TV Screen	AA25H03060034
1	PreCor Elliptical with Cardio Theater TV Screen	AMWGL29100024
1	PreCor Elliptical with Cardio Theater TV Screen	AXFGD01050024
1	PreCor Exercise Bike with Cardio Theater TV Screen	AJMPG20100029
1	Magnum Pec/Rear Delt Machine	N/A
1	Magnum Leg Extention Machine	N/A
1	Magnum Vertical Bench	N/A
1	LG Flatscreen	109WTEY41085
2	Ceiling Fans	N/A
1	Magnum Chin Up/Dip Machine	N/A

Inventory of: Men & Women's Restroom

Quantity	Description	Serial No.
2	GOJO hand soap	N/A
2	Touchless paper towel dispensers	N/A
2	Wall paintings	N/A
2	Trash cans	N/A
1	Plastic plant	N/A

Inventory of: Pool/Spa Pump Room

Quantity	Description	Serial No.
16	Swimming pool chairs	N/A
15	Swimming pool lounge chair	N/A
4	Swimming pool table	N/A
9	Potted plants	N/A
3	Ashtrays	N/A
2	Pool pump	N/A
1	Sand filter	N/A
1	Swimming pool net	N/A
1	Swimming pool vac head	N/A
1	Swimming pool shepherds hook	N/A
1	Swimming pool skimmer net	N/A
1	25 foot vacuum:	N/A

Community Name: Canyon Resort

2	Trashcan	N/A
1	Grill	N/A

Inventory of: Maintenance Office

Quantity	Description	Serial No.
1	Desk	N/A
1	Office Chair	N/A
1	Internet Router - ATT	241019084684
1	Internet Modem	1000300FA16F6
1	Maintenance Phone - Meridian	NT8620AF-03
6	Calculator	N/A
1	Printer/Copier/Scanner Machine - RICOH	17045585
1	Make Ready TV Screen - Element 32"	Wall Mounted
1	Embassy Paper Shredder	FK04018303010420
3	Pull Out File Cabinets	N/A
9	Paperwork File Shelves	N/A
1	Unit Status Board	N/A
1	Sweeper	N/A
1	Recycle Can	N/A
1	Trash Can	N/A
1	Step Stool	N/A
1	First Aid Kit	N/A
8	Paperwork trays	N/A
1	Garage Remote Holder	N/A
1	File Cabinet	N/A
1	Three Tier Work Order Holders	N/A

Inventory of: Business Center

Quantity	Description	Serial No.
1	Chandalier	N/A
2	Plants	N/A
2	Vases	N/A
4	Curtains	N/A
2	Leather Chairs	N/A
2	Pillows	N/A
1	Side Tables	N/A

EXHIBIT E

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS:

IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER AND DRIVER’S LICENSE NUMBER.

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF COLLIN	§

THAT CANYON RESORT AT GREAT HILLS LIMITED PARTNERSHIP, a Texas limited liability partnership and WAKEFIELD GP CANYON RESORT AT GREAT HILLS, LLC, a Texas limited liability company as Tenants-in-Common (collectively “Grantor”), each whose address is 10510 Springboro Pike, Miamisburg, Ohio 45342, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) paid to Grantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, delivery by __________________________, a _______________ (“Grantee”), whose address is _______________________ and Grantor by these presents does Grant, Sell and Convey, unto Grantee, that certain property located in Frisco, Collin County, Texas and being more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all improvements located on the land (the “Property”).

For the same consideration, Grantor hereby GRANTS, SELLS, and CONVEYS unto Grantee, without covenant or warranty express or implied, Grantor’s right title and interest, if any, in any street or road abutting the land to the center lines thereof, and all easements, hereditaments and appurtenances belonging to or inuring to the benefit of Grantor and pertaining to the land.

This conveyance is made and accepted subject to all matters set out on Exhibit B attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD the Property, together with all rights and appurtenances pertaining thereto, unto Grantee and Grantee’s successors, heir, and assigns forever; and Grantor does hereby bind itself and its successors and assigns to warrant and forever defend the Property unto Grantee and Grantee’s successors, heirs, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor, but not otherwise.

[Signature Page Follows]

EXECUTED as of this __ day of _______________, 2016.

CANYON RESORT AT GREAT HILLS LIMITED PARTNERSHIP,
a Texas limited partnership

By:     Fund XI GP Canyon Resort
at Great Hills, LLC
a Texas limited liability company,
its general partner

By:    _____________________________
Lawrence S. Connor, President

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

The foregoing instrument was acknowledged before me this ______ day of __________, 2016, by Lawrence S. Connor, President of Fund XI GP Canyon Resort at Great Hills, LLC, a Texas limited liability company and general partner to Canyon Resort at Great Hills Limited Partnership, a Texas limited partnership, on behalf of the company.

Notary Public

WAKEFIELD GP CANYON RESORT
AT GREAT HILLS, LLC,

a Texas limited liability company

By:    _____________________________
Chris Mullins, Vice President

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

The foregoing instrument was acknowledged before me this ______ day of __________, 2016, by Chris Mullins, Vice President of Wakefield GP Canyon Resort at Great Hills, LLC, a Texas limited liability company, on behalf of the company.

Notary Public

This Instrument Prepared by:
Samuel E. Dowse, Esq.
10510 Sprinboro Pike
Miamisburg, Ohio 45342

EXHIBIT F

BILL OF SALE AND ASSIGNMENT OF LEASES AND CONTRACTS

This instrument is executed and delivered as of the ____ day of _________, 2016 pursuant to that certain Agreement of Sale and Purchase dated ____________, 2016 (the “Agreement”), by and between ___________________, a ___________________ (“Seller”), and __________________, a _____________________ (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Property”).

1.    Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following (the “Personal Property”):

(a)    Tangible Personalty. All of Seller’s right, title and interest in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller presently located on such property, including without limitation all of the furniture, equipment and other tangible personal property listed on Exhibit B-1 attached hereto and incorporated herein by reference, but expressly excluding all computer equipment, computer networking equipment, check scanners, facsimile machines, photocopiers, any and all licenses and software in connection with any of the foregoing exclusions, project signage bearing any name, logo or trademark of Seller or any of its affiliates, golf carts and other motorized vehicles and any items of personal property owned by tenants, any managing agent or others (the “Tangible Personalty”).

(b) Intangible Personalty. All the right, title and interest of Seller in and to the following, to the extent assignable: (i) licenses, and permits relating to the operation of the Property, (ii) the right to use the name of the Real Property (if any) in connection with the Property, (iii) all telephone numbers and listing identifiable with the Property, and (iv) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with the construction or operation of the Property.

2.    Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, the following (the “Assigned Property”):

(a)    Leases. All of Seller’s right, title and interest in and to the tenant leases covering the Property and tenant security deposits which are specifically listed on Exhibit B-2 attached hereto and incorporated herein by reference (“Leases and Deposits”), and Purchaser hereby assumes all of Seller’s obligations under the Leases and Deposits arising from and after the date of this instrument;

(b)    Service Contracts. All of Seller’s right, title and interest in and to the service contracts described in Exhibit B-3 attached hereto and incorporated herein by reference (the “Service Contracts”).

2

3.    Assumption. Purchaser, for itself and its successors or assigns, hereby assumes the obligations of Seller under the Leases and Deposits and Service Contracts arising from and after the date of this instrument and shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of Purchaser’s breach or default of its obligations with respect to the Leases and Deposits arising on and after the date of this instrument. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of Seller’s breach or default of its obligations with respect to the Leases and Deposits arising before the date of this instrument.

4.    Agreement Applies. The covenants, agreements, representations, warranties, releases, indemnities and limitations provided in the Agreement with respect to the property conveyed hereunder (including, without limitation, the limitations of liability provided in the Agreement), are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Purchaser and Seller and their respective successors and assigns.

5.    Disclaimer. Except as expressly set forth in the Agreement, which provisions are hereby incorporated by this reference as if herein set out in full, the Personal Property and Assigned Property are conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE PROPERTY IS LOCATED.

6.    Counterparts. This instrument may be executed in multiple counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument. Electronic, digital, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.

[Signatures on following page.]

3

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

SELLER:

                        ,
a

By:
Name:
Title:

PURCHASER:

a

By:
Name:
Title:

4

Exhibit A

Legal Description

5

Exhibit B-1

List of Personal Property

Exhibit B-2

Leases and Security Deposits

Exhibit B-3

Service Contracts

EXHIBIT G

STATE OF OHIO	)
)SS
COUNTY OF MONTGOMERY	)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by the undersigned, the undersigned hereby certifies the following:

1.    ____________________________ (the “undersigned”) is an Ohio _________________ and is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    The undersigned is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.    The undersigned’s U.S. employer identification number is ___________; and

4.    The undersigned’s office address is 10510 Springboro Pike, Miamisburg, Ohio 45342.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf the undersigned.

______________________________
[Name and Title]

Sworn to and subscribed before me
this ___ day of _________, 201_.

___________________________
Notary Public

Exhibit H

		Delivered (Date)	Not applicable to Property	Not available to Seller
CONSTRUCTION / REHABILITATION
1	Plans & Specifications: Site plan and most current civil, landscape, architectural, structural mechanical, electrical and fire protection plans, including elevations
2	Construction contracts, if any, including for all work completed in past 3 years
3	Current capital improvements with schedule (past 3 years) and Capital expenditure budget for next 3 years
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)
6
All licenses, permits, and governmental approvals, including business license (with expiration date & annual costs), fictitious business name statements and building permits (showing placed in service/completion dates)

7	Certificate(s) of Occupancy for all buildings
8	List and description of tenant or common area work in progress, if any
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code
10	Maintenance records/work orders, including water intrusion log, for past 12 months
11	Operation & Maintenance (O&M) Manuals, if any, for maintenance of equipment or hazardous materials
FINANCIAL
1	Financial/Operating Statements: Trailing-12, YTD & 3-yr historical; 3-yrs
2	General Ledger, prior year, most recent quarter-end & YTD (in Excel format)
3
Tax bills: Real Property and Personal Property bills and Assessment notices, current and past 3 years, with proof of payment (including special assessments or districts and all documentation concerning appeals)

4	Accounts Payable Aging Detail, prior year, most recent quarter-end & YTD
5	Aged Delinquency Report (showing total rent outstanding) with status of any files placed for eviction or collection
6	Utility bills for any master-metered utility expenses and any resident unit utilities paid by the Property, monthly Trailing 12(access to utility billing site is preferred, if applicable)
7	List of meters, account numbers and any required deposits (typically for gas, electric, water or phone)
MANAGEMENT/LEASING/OPERATIONS
1
Monthly rent rolls, prior year and YTD, in Excel (with all lease charges broken out, to include monthly rent, security deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), unit square footage and such other information as Buyer may require) Rent Rolls will be provided as formatted currently in Seller’s reporting system.

2
Current leases for all tenants with all available tenant correspondence files, including amendments/letters/agreements/default notices given or received, with all historical litigation pleadings, if any (access to electronic lease files is preferred, if applicable)

3	Current form of lease with all addenda

		Delivered (Date)	Not applicable to Property	Not available to Seller
4	List of leases under negotiation or currently out for signature
5	Market Rent Survey
6	Occupancy history, monthly for past 3 years and current YTD
7	Amenity Report (listing amenities per unit type, with any adjustment in rent) – current
8	Resident Demographics Report - current
9	List of all active (within last 6 mos) vendors utilized at the property, including name, function, contact information
10	All operating and management service contracts, including but not limited to:
a. Advertising (including any apt. locator services & pay-per-lease agreements)
b. Alarm monitoring (including any firm alarm & security cameras)
c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing
d. Elevator
e. Equipment leases (such as copier, postage machines, key control systems)
f. Fire extinguisher (including any fire sprinkler systems)
g. Furniture rental
h. HVAC
i. Internet (including any leased equipment such as modems and firewalls
j. Janitorial services (including any uniform cleaning services)
k. Landscaping (including any pond/lake maintenance and snow removal)
l. Laundry
m. Pest control (including any termite contracts)
n. Phone (landlines, cell phones, pagers, answering service)
o. Pool (maintenance, emergency phone, etc.)
q. Security (including any on-site courtesy officer arrangements)
r. Trash (including recycling programs); Also a copy of the most recent invoice
s. Revenue Sharing (such as vending machines, pay phones)
t. Collection Recovery
u. Credit/application verification
w. Software (including any property management software such as OneSite, Yardi, etc.)
x. Common Area Services (such as office cleaning, dog waste removal, etc.)
y. Utility Billing by Third Party
z. Gate/Access Systems (including software for programming access cards/remotes)
aa. Towing/Parking Services
bb. Website Domain (including any website hosting)
cc. Boiler Maintenance and Water Treatment
Copies of all default and other material notices given or received under any service contracts
PHYSICAL ITEMS
1	Marketing photos, including aerial photos if available
2	List of fire safety equipment, such as smoke sensors, suppression devices, etc. (including system type, rating, map of locations, etc.)

		Delivered (Date)	Not applicable to Property	Not available to Seller
3	Fire/Life Safety Inspection Report (current) with proof of completion of any required work
4	Insurance loss run history, past 3 years and YTD (property & general liability)
5	Any existing third party reports, including but not limited to:
a. Certified, as-built ALTA Survey
b. Asbestos, Lead-Based Paint, or Mold Reports and/or Operations & Maintenance (O&M) Plans
c. Engineering study or inspection (structural or otherwise)
d. Phase I Environmental, with any Radon Testing Results
e. Property Condition Report
f. Soils/Geotechnical and, if new construction, concrete
g. Termite
TITLE AND AGREEMENTS
1	Existing Owner’s Title Insurance Policy and current Title Insurance Commitment with copies of all recorded documents referenced therein
2	Zoning: any reports, compliance letters, maps, ordinances, amendments, CC&R’s, special use permits, etc.
3	Pending litigation summary and copies of all pleadings, if applicable
4	Governmental Agreements: Any city or county development agreements, bonds, tax increment financing agreements, municipal utility agreements, etc.
5
Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R’s, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, names of officers/directors, contact information, etc.)

6
IF PROPERTY IS SUBJECT TO CONDO, HOA OR OTHER ASSOCATION, PLEASE ALSO INDICATE WHETHER SELLER CONTROLS THE ASSOCIATION OR HAS ELECTED/APPOINTED ANY OFFICERS/DIRECTORS, in which event we also need: all contracts to which the association is a party (including management agreement and service contracts, bank statements, list of members, status of dues/delinquency report and other books and records

7	Access Agreements: Any agreements for shared roadways, driveways or other access
8	Amenities Agreements: Any reciprocal easement agreements or shared used agreements for any amenities
9	Any other agreements that will be binding on the property after closing or that provide any material benefit to or obligation on the property, including any specific plan associated with subdivision
10
All default and other material notices given or received relating to any violation of or material matters concerning any governmental approvals, any covenants, conditions, restrictions, encumbrances, affecting the Property, or any laws, statutes, rules, regulations or ordinances applicable to the Property

REIT 3-14 AUDIT ITEMS (if applicable)
1	Cash Disbursement Journal or Check Register (prior year, most recent quarter-end and YTD)
2	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)
3	Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly)
4	Tax bills (Real Property & Personal Property) - Proof of payment for past full calendar year and YTD

		Delivered (Date)	Not applicable to Property	Not available to Seller
5	Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer’s independent REIT 3-14 auditors based upon items received for #13-17 above)
6
Current or former lease selections, as the case may be, with copies of back-up for rents received (for both resident and any housing authority portion paid, as applicable), prior year and YTD (25 selections to be made by Buyer’s independent REIT 3-14 auditors)

EXHIBIT I
Form of Tenant Notice

[**DATE**]

TO:	All Valued Residents of __________________

Re:	Notice of Lease Assignment and Transfer of Security Deposit

This letter is to notify you that the property commonly known as _________________, [**ADDRESS**] (“Property”) has this date been sold and the ownership transferred.

In connection with this sale, all of the interest of the lessor under your lease of space in the Property, together with your security deposit, have been transferred to the new owner. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to [**COMMUNITY NAME**] and mailed to [**COMMUNITY LEASING OFFICE ADDRESS**]. In addition, all questions or other matters regarding your lease should be directed to the property manager at [**COMMUNITY LEASING OFFICE PHONE NUMBER**].

Thank you for your cooperation.

_______________________, a _________________

By:__________________________ Name: _______________________ Its: ___________________________

_______________________, a Delaware limited liability company

By:__________________________ Name: _______________________ Its: ___________________________